Exhibit 21.1

List of Subsidiaries of Spreadtrum Communications, Inc. (the “Registrant”)

Wholly-Owned Subsidiaries

1.	Spreadtrum Communications Corp., incorporated in California, United States of America

2.	Spreadtrum Communications (Shanghai) Co. Ltd., incorporated in the People’s Republic of China

3.	Spreadtrum International Trading (Shanghai) Co. Ltd., incorporated in the People’s Republic of China

Affiliated Entity Consolidated in the Registrant’s Financial Statement

1.	Beijing Spreadtrum Hi-Tech Communications Technology Co. Ltd., incorporated in the People’s Republic of China